EX-23(c)


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 2003, with respect to the consolidated financial statements of the TIAA Real Estate Account and the related financial statement schedule, included in the Registration Statement (Form S-1) and related Prospectus of the TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

We also consent to the reference therein of our report dated May 3, 2002 with respect to the Historical Summary of Gross Income and Direct Operating Expenses for an office building owned by BRE/One Boston LLC for the year ended December 31, 2001.

We also consent to the use of our report dated April 23, 2003 with respect to the Financial Statements of Teachers Insurance and Annuity Association of America ("TIAA"), included in the Registration Statement (Form S-1) of the TIAA Real Estate Account. Such report expresses our opinion that TIAA's financial statements present fairly, in all material respects, the financial position of TIAA at December 31, 2002 and 2001, and the results of its operations and its cash flows for the each of the three years then ended in conformity with statutory accounting practices prescribed or permitted by the New York State Insurance Department and not in conformity with accounting principles generally accepted in the United States.




                                               /s/ Ernst & Young LLP


New York, New York
April 28, 2003